Exhibit 10


February 8, 1996



Manning & Napier Fund, Inc.
One Lincoln First Square
Suite 1100
Rochester, New York  14604

Re:  Rule 24f-2 Notice for Manning & Napier
     Fund, Inc. (File No. 2-92633)

Gentlemen:


Manning & Napier Fund, Inc. (the "Fund") is a corporation organized under the laws of the State of Maryland with its principal place of business in Rochester, New York. The Fund is an open-end management investment company with diversified and non-diversified portfolios registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act"). This opinion relates to shares of common stock, par value $.01 per share, sold by the Fund in reliance upon Rule 24f-2 during its fiscal year ended December 31, 1995, the registration of which is made definite by the filing of the attached Notice.

We have reviewed all proceedings taken by the Fund in connection with the authorization of issuance of its shares of common stock, par value $.01 per share, which have been offered under a Prospectus or Prospectuses included as part of the Fund's Registration Statement on Form N-1A, as amended to the date hereof, which has been filed with the Commission under the Securities Act of 1933 and the 1940 Act (collectively, the "Registration Statement").

We are of the opinion that such shares of common stock, when sold and issued in return for the payment described in the Fund's Registration Statement, were legally issued, fully paid and non-assessable by the Fund.


Very truly yours,


/s/ Morgan, Lewis & Bockius LLP





cc:  Ms. Barbara Lapple